Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS FIRST QUARTER EARNINGS OF $0.62 PER SHARE VS. FORECAST OF $.57 - $.60

COMPANY UPDATES EPS GUIDANCE FOR FISCAL 2005

Bentonville, Arkansas (September 9, 2004) – America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the first fiscal quarter ended July 31, 2004.  The Company’s results are segmented into continuing and discontinued operations.

Highlights of first quarter operating results (continuing operations):

•                  Revenue growth of 17% compared to the prior year quarter

•                  Income growth of 13% compared to the prior year quarter

•                  Diluted EPS growth of 11% compared to the prior year quarter

•                  Retail unit sales growth of 7% compared to the prior year quarter

For the three months ended July 31, 2004, revenues increased 17% to $50.8 million, compared with $43.3 million in the same period of the prior fiscal year.  Income for the quarter increased 13% to $4.9 million, or $0.62 per diluted share, versus $4.4 million, or $0.55 per diluted share, in the same period last year.  Retail unit sales increased 7% to 6,461 vehicles in the current quarter, compared to 6,066 vehicles in the same period last year.

“We are pleased with our strong financial results in the first quarter, including revenue growth of 17% and income growth of 13% over the same period last year,” commented T. J. (“Skip”) Falgout, III, Chief Executive Officer of America’s Car-Mart.  “We continue to maintain an average retail sales price in the $7,000 range, consistent with our fourth fiscal quarter of last year, but well above the approximately $6,400 average retail sales price we had a year ago at this time.  We believe that loans on these higher-priced vehicles will perform better than loans on lower-priced vehicles.  At July 31, 2004, the percentage of our accounts over 30 days past due was 3.4%, compared to 4.8% at the same time last year.  The decrease is the result of the tighter delinquency standards we adopted in February.”

 “During the first quarter we opened two dealerships in Texas, one in Sulphur Springs and the other in Corsicana.  Since then we have opened our third dealership this fiscal year in Marshall, Texas, bringing our total number of dealerships to 73,” stated Hank Henderson, America’s Car-Mart’s President.  “We plan to open eight new dealerships this year, principally in Texas, Oklahoma and Missouri.  We have been pleased with the results of our new Texas dealerships and plan to continue our expansion in that market.”

Fiscal 2005 Earnings Guidance

The Company has updated its fiscal year 2005 earnings estimate from continuing operations to take into account the actual results from the first quarter.  Accordingly, the Company projects that it will earn $2.27 to $2.36 per diluted share from continuing operations in FY 2005 as follows:

Period	Period Ending	Projected Diluted EPS
1st Quarter	7-31-04	$.62	Actual
2nd Quarter	10-31-04	.53 to .56	Projected
3rd Quarter	1-31-05	.49 to .52	Projected
4th Quarter	4-30-05	.63 to .66	Projected

Fiscal 2005	4-30-05	$2.27 to 2.36	Projected

Conference Call

Management will be holding a conference call on Thursday, September 9, 2004 at 11:00 a.m. Eastern time to discuss first quarter results.  To participate, please dial 800-309-9490 (U.S. callers) or 706-634-0104 (International callers).  Callers should dial in approximately 10 minutes before the call begins.  The conference call can also be accessed on www.vcall.com.  A conference call replay will be available one hour following the call for three days and can be accessed by calling: 800-642-1687 (U.S. callers) or 706-645-9291 (International callers), conference ID# 9697397.

About America’s Car-Mart

America’s Car-Mart operates 73 automotive dealerships in seven states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market.  The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected earnings per share amounts and new dealership openings. Such forward-looking statements are based upon management’s current knowledge and assumptions.  There are many factors that affect management’s view about future earnings and dealership openings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, available real estate and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company does not undertake any obligation to update forward-looking statements.

Contacts:	T. J. (“Skip”) Falgout, III, CEO, or Mark D. Slusser, CFO at (972) 717-3423
or
J. Todd Atenhan or Valerie K. Kimball, Investor Relations at (888) 917-5109

America's Car-Mart, Inc.

Consolidated Results of Operations

(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2004	Three Months Ended
	July 31,		vs.	July 31,
	2004	2003	2003	2004	2003
Operating Data:
Retail units sold	6,461	6,066	6.5%
Average number of stores in operation	71.3	65.7	8.5
Average retail units sold per store per month	30.2	30.8	(1.9)
Average retail sales price	$7,036	$6,439	9.3
Same store revenue growth	12.5%	16.0%

Period End Data:
Stores open	72	66	9.1%
Accounts over 30 days past due	3.4%	4.8%

Operating Statement:
Revenues:
Sales	$47,233	$40,320	17.1%	100.0%	100.0%
Interest income	3,577	2,990	19.6	7.6	7.4
Total	50,810	43,310	17.3	107.6	107.4

Costs and expenses:
Cost of sales	25,242	20,936	20.6	53.4	51.9
Selling, general and administrative	8,205	7,307	12.3	17.4	18.1
Provision for credit losses	9,222	7,721	19.4	19.5	19.1
Interest expense	227	315	(27.9)	0.5	0.8
Depreciation and amortization	92	82	12.2	0.2	0.2
Total	42,988	36,361	18.2	91.0	90.2

Income from continuing operations before taxes	7,822	6,949	12.6	16.6	17.2

Provision for income taxes	2,889	2,570	12.4	6.1	6.4

Income from continuing operations	4,933	4,379	12.7	10.4	10.9

Discontinued operations:
Income from discontinued operations, after taxes		165

Net income	$4,933	$4,544	8.6%

Basic earnings per share:
Continuing operations	$0.63	$0.60	5.7%
Discontinued operations	—	0.02
Total	$0.63	$0.62

Diluted earnings per share:
Continuing operations	$0.62	$0.55	11.4%
Discontinued operations	—	0.02
Total	$0.62	$0.57

Weighted average number of shares outstanding:
Basic	7,776,178	7,294,931
Diluted	7,997,962	7,909,500

America's Car-Mart, Inc.

Consolidated Balance Sheet and Other Data

	July 31,	April 30,
	2004	2004

Cash and cash equivalents	$586,426	$1,128,349
Finance receivables, net	$110,339,387	$103,683,660
Total assets	$125,223,965	$117,241,451
Revolving credit facility	$22,528,603	$22,534,120
Stockholders' equity	$89,800,133	$84,577,476
Shares outstanding	7,799,457	7,757,841

Finance receivables:
Principal balance	$136,982,473	$128,719,627
Allowance for credit losses	(26,643,086)	(25,035,967)

Finance receivables, net	$110,339,387	$103,683,660

Allowance as % of principal balance	19.45%	19.45%

Changes in allowance for credit losses:
	Three Months Ended
	July 31,
	2004	2003
Balance at beginning of year	$25,035,967	$20,395,095
Provision for credit losses	9,221,678	7,720,863
Net charge-offs	(7,614,559)	(6,334,492)

Balance at end of period	$26,643,086	$21,781,466